Exhibit 10.9
Director Compensation

Effective June 1, 2012, non-employee director compensation is as follows:

		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual retainer	$45,000
Restricted stock (value), one year vesting	$150,000
Committee chair annual retainer		$25,000	$15,000	$15,000
Committee chair restricted stock (value)		$25,000	$15,000	$15,000
Committee member annual retainer		$7,500	$5,000	$5,000
Meeting fee	$1,500	$1,500	$1,500	$1,500